UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------


                       Internal Hydro International, Inc.
                         ------------------------------
             (Exact Name of Registrant as Specified in its Charter)


           Florida                                            88-0409143
--------------------------------------------------------------------------------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                          Identification Number)

                       INTERNAL HYDRO INTERNATIONAL, INC.
                            2004 STOCK INCENTIVE PLAN
                              (full title of plan)


            607 W. MARTIN LUTHER KING Jr. Blvd., TAMPA, FLORIDA 33603
           -----------------------------------------------------------
                    (Address of principal executive offices)


                                 (813) 231-7122
                                ----------------
                (Registrant's Executive Office Telephone Number)

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- -------------------- --------------------- --------------------
Title of securities     Amount to be          Proposed maximum     Proposed maximum      Amount of
to be registered.       registered.           offering price per   Aggregate Offering    Registration Fee
                                              share.*              Price.
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock            7,550,000             $0.12                $906,000              $114.79
----------------------- --------------------- -------------------- --------------------- --------------------



*Estimated solely for the purpose of calculating the amount of registration fee. Such estimate has been computed in accordance with Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, as amended, based upon the price of the shares of $.0.12 based upon the closing bid price of the shares on March 21, 2005.


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


PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant's 2004 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act") Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents  incorporated by reference in
Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2004 Incentive Stock Plan are available without charge by contacting:.

Craig Huffman
607 W. MARTIN LUTHER KING Jr. Blvd., TAMPA, FLORIDA 33603
(813) 231-7122

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"), prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents:

(a) the Annual Report on Form 10-K for its fiscal year ended December 31, 2003 (Commission File No. 33-17679-D)

(b) all other reports filed by IHDR pursuant to Section 13 or Section 15 (d) of the Exchange Act, since December 31, 2003 through the date hereof; and

(c) any document filed by IHDR with the SEC pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares registered hereunder have been sold or that deregisters all such shares then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

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

Item 4. Description of Securities

Not Applicable

Item 5. Interests of Named Experts and Counsel

David G. Zanardi, counsel for IHDR, shall be compensated 300,000 shares under this registration for services related to preparation of the company's Exchange Act reports and proxy statements.


Item 6. Indemnification of Directors and Officer

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Florida law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Commission Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling IHDR pursuant to the foregoing provisions, or otherwise, IHDR has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 5.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration
Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this
     Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and
     Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     PROVIDED,  HOWEVER,  that the  undertakings set forth in paragraphs (i) and
     (ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof,

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this
Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant's By-Laws, the BCL or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, IHDR certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on March 16, 2005.

Internal Hydro International, Inc.

By /s/ Craig Huffman
-------------------------
Craig Huffman, President


--------------------------------------------------------------------------------

INDEX TO EXHIBITS

Index #  Description
------- ------------------------------------------------------------------------
3.1     Internal Hydro International, Inc. 2004 Stock Incentive Plan
4.1     Consulting Agreement with Lynde Russell *
4.2     Consulting Agreement with Drew Loebenstein *
4.3     Consulting Agreement with Jai Chaudhari *
4.4     Consulting Agreement with Christian Crespo *
4.5     Consulting Agreement with Joseph Batty *
4.6     Employment Agreement with David Zanardi *
5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder
23.1    Consent of Independent Certified Public Accountants

* Filed to the non-public folder
--------------------------------------------------------------------------------

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